EXHIBIT 99.6

BUSINESS OPERATIONS AGREEMENT

      THIS BUSINESS OPERATIONS AGREEMENT (“Agreement”) is made effective this 22nd day of March, 2002 (the “Commencement Date”) by and between LANDMARK LAND COMPANY, INC., a Delaware corporation (herein referred to as “Company”), and DPMG, Inc., a Delaware corporation (herein referred to as “Operator”).

W I T N E S S E T H :

      WHEREAS, Company is publicly traded corporation which has had no employees and which has conducted no material business operations since October 13, 1991, at which time government regulators seized its only material asset, Oak Tree Savings Bank.

      WHEREAS, as a result of the government seizure of Oak Tree Savings Bank, Company filed an action against the U.S. in the Court of Claims and, as a result of such claim, Company was recently awarded restitution in the amount of $21,458,571.00.

      WHEREAS, the Board of Directors of Company (the “Board”) is currently attempting to analyze the assets and liabilities of Company in order to determine the best course of action to be taken by Company in order to maximize the benefit to Company’s shareholders.

      WHEREAS, the Board has determined that it requires the assistance of experienced and knowledgeable personnel in order to reasonably analyze Company’s assets and liabilities and to determine the solvency, viability and business direction of Company. In addition, the Board requires assistance in handling the day-to-day business and affairs of the Company, including, without limitation, putting the Company’s finances in order and bringing the Company back into compliance with federal, state and local statutes, laws, rules and regulations.

      WHEREAS, Operator currently employs a number of current and former officers and directors of the Company who have extensive knowledge and experience in the business and affairs of the Company and who are willing to assist the Company in conducting its day-to-day business operations and in determining a business plan for the Company which will maximize shareholder returns.

      NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), in hand paid by Operator to Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual covenants, promises and undertakings contained herein, Company and Operator do hereby agree as follows:

1.     Operating Agreement

     1.1.     Company hereby engages Operator as an independent contractor and not as an employee of Company to manage and operate the administrative and business affairs of the

Company pursuant to the directives of the Board during the period commencing on the Commencement Date hereof and concluding on April 22, 2002 (the “Term”). Such engagement shall be in accordance with the terms and conditions set forth herein, and Operator hereby accepts that engagement. The Term shall automatically be renewed monthly on a month-to-month basis, unless notice of non-renewal is provided by one party to the other prior to the end of the then-current monthly period.

      Upon the Expiration of the Term, Operator will be relieved of all operational and management obligations contained in this Agreement and will cooperate with Company in any transition to new management of the Company and shall deliver to Company such books, records, documents and the like maintained by Operator in connection with the operation and management of the business affairs of the Company.

      The Operator accepts the relation of trust and confidence established between it and the Company by this Agreement. It covenants with the Company to furnish professional skill and judgment in furthering the interests of the Company. It agrees to furnish efficient business administration and supervision and to use its professional efforts at all times in an expeditious and economical manner consistent with the interests of the Company. Notwithstanding anything contained herein to the contrary, Operator shall provide the services of Gerald G. Barton, Bea Roselle, Bill Thompson, Joe Olree and Bill Vaughan in connection with the performance by Operator of its obligations hereunder. In the event any of the above-named individuals cease to be employed by Operator or are otherwise not available to perform services hereunder, Company shall have the immediate right and option to terminate this Agreement by written notice to Operator.

1.2. Company hereby delegates to Operator during the Term of this Agreement the following authority, powers and duties (which Operator agrees to diligently exercise and perform):

1.2.1. To operate and oversee the business affairs of the Company in strict accordance with the directives of the Board. Operator shall report promptly to the Board any conditions now or hereafter existing with respect to the business or affairs of the Company requiring the attention of the Board. In connection therewith, Operator shall be authorized to make or cause to be made expenditures not greater than $25,000 without Board approval. Unapproved expenses in excess of $25,000 shall be made by Operator only after notification to and approval of the Board;

1.2.2. To bill, collect, handle and administer all assets of the Company, including, without limitation, bank accounts, receivables, credits and the like and to pay all operating expenses, including legal and transfer agent fees and other payables, now or hereafter arising, and to cause to be instituted on behalf and in the name of the Company (provided the Board gives its prior written approval thereof) any and all legal actions and proceedings in order to enforce the Company’s rights or protect the Company’s assets;

1.2.3. To undertake, or cause to be undertaken, such action as may be necessary to comply promptly with any and all orders or requirements of any federal, state, county or municipal authority having jurisdiction over the Company with respect to the business or affairs thereof. Operator shall not take any action with respect to any governmental order or requirement that Company is contesting, or has notified Operator of its intention to contest;

1.2.4. To make arrangements, negotiate and submit to Company for approval and execution, contracts and agreements for corporate, legal and shareholder services and such other services as Operator reasonably deems advisable for the prudent operation of the business and affairs of the Company. Any such service contracts and any contracts relating to the Company must be executed in the name of Company and shall be subject to the approval of Company. Operator shall maintain copies of each service contract which shall be available for inspection by Company;

1.2.5. To prepare monthly a statement of all receipts and disbursements and submit same to Company within twenty (20) days after the end of each month and at such time as the Company’s balance sheet and financial condition are brought up to date, to prepare monthly financial statements and submit same to Company within twenty (20) days after the end of each month;

1.2.6. To keep and maintain adequate and detailed books of accounts and financial records throughout the Term hereof with respect to the business and affairs of the Company and with respect to all dealings and transactions relating to the Company. All such books and records shall be available for inspection by Company or its authorized representatives at Operator’s headquarters in Upper Marlboro, Maryland or other place designated by Company;

1.2.7. To apply for, attempt to obtain and/or renew all licenses, permits and certificates required in connection with the business and affairs of the Company. All such licenses and permits will be obtained in the name of the Company;

1.2.8. To advise Company promptly, with confirmation in writing, of service upon Operator of any summons, subpoena or other similar legal document, including any notices, letters or other communications setting forth or claiming an actual or alleged potential liability of the Company, and to cooperate with the Company in connection with the business and affairs of the Company;

1.2.9. To analyze the current assets and liabilities of the Company in order to determine the solvency and viability of the Company and to make recommendations to the Board regarding a business plan for the Company which will maximize returns to the shareholders of the Company;

1.2.10. Throughout the Term, Operator shall obtain and maintain, on behalf of the Company, such insurance as the Board shall from time to time determine to be in the best interest of the Company.

     1.3.   Throughout the Term, Operator shall obtain and maintain the following insurance: General comprehensive public liability insurance for bodily injury, death or property damage covering both Company and Operator as “named” insureds thereunder, with minimum limits of $5,000,000 for bodily injury or death for any one occurrence or accident, and $1,000,000 for property damage for any one occurrence or accident. Such policy shall be written by a company(s) approved by Company, shall contain a waiver of subrogation clause and shall provide that it may not be cancelled without 30 days prior written notice to each named insured thereunder.

     1.4.   Commencing upon the Commencement Date, Operator shall be entitled to a monthly management fee for its services hereunder equal to $50,000 per month. The management fee shall be paid monthly in advance and is intended to cover all expenses incurred by Operator in performing its services hereunder, including, without limitation, copying costs, office supplies, telephone and fax charges, and similar costs and expenses. This management fee does not cover third party contracts entered into by the Company for the provision of legal services, share transfer agent services and the like. The management fee shall be subject to adjustment on a monthly basis depending on the services to be provided by Operator for the succeeding month. In the event the amount of the management fee is challenged for any month(s) by a third party, Company and Operator agree to submit such management fee amount to arbitration and the determination by the arbitrator of a “reasonable” fee amount for such month(s) shall be final and binding on each of Company and Operator.

     1.5.   Operator shall defend, indemnify and hold Company, its affiliates, and their respective officers, directors, employees and agents harmless from and against all claims, losses, damages and liabilities, including all costs, expenses and reasonable attorneys’ fees, whether incurred in preparation of trial, at trial or on appeal, in connection therewith, including all such costs associated with the enforcement of this provision by Company arising out of Operator’s breach of its duties and obligations under this Agreement.

     1.6.   Company shall defend, indemnify and hold Operator, its affiliates, and their respective officers, directors, employees and agents harmless from and against all claims, losses, damages and liabilities, including all costs, expenses and reasonable attorneys’ fees, whether incurred in preparation of trial, at trial or on appeal, in connection therewith, including all such costs associated with the enforcement of this provision by Operator arising out of Company’s breach of its duties and obligations under this Agreement.

2.   Notice

     2.1.   Any notice, demand, consent, authorization, request, approval or other communication (collectively, “Notice”) that any party is required or may desire to give to or make upon any other party pursuant to this Agreement shall be effective and valid only if in writing, signed by the party giving such Notice, and delivered personally to the other party or sent by courier or delivery service or by registered or certified mail of the United States Postal Service, postage prepaid and return receipt requested, addressed to the following (or to such other place as the parties may by Notice specify):

To Operator:	DPMG, Inc. P.O. Box 1880 Upper Marlboro, MD 20773 2817 Crain Highway Upper Marlboro, MD 20774 Phone: (301) 574-3330 Fax: (301) 574-3301

To Company:	Landmark Land Company, Inc. 2817 Crain Highway Upper Marlboro, MD 20774 Attn: Gerald G. Barton

        2.2.     Notice shall be deemed given when received, but if delivery is not accepted, Notice shall be deemed given on the date of such non-acceptance.

3.     Modifications

      This Agreement may not be modified, discharged or changed in any respect whatsoever except by a further agreement in writing duly executed by Company and Operator. However, any consent, waiver, approval or authorization shall be effective if signed by the party granting or making such consent, waiver, approval or authorization.

4.     No Waiver

      No consent to or waiver of any breach of any provision of this Agreement by any party hereto shall be construed as a consent to or waiver of any other breach of the same or any other provision hereof.

5.     Severability

      The invalidation or unenforceability in any particular circumstance of any of the provisions of this Agreement shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

      All of the rights and remedies of the parties under this Agreement are intended to be distinct, separate and cumulative, and no such right or remedy herein is intended to be an exclusion of or a waiver of any of the others.

7.	Approvals

      Each party shall act promptly and reasonably in exercising its right to approve or disapprove any document, proposal, report, etc., submitted to it for approval under the terms of this Agreement.

8.	Governing Law/Person Bound

      This Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Operator.

9.	No Agency or Joint Venture

      This Agreement shall not be construed as in any way establishing a partnership, joint venture, express or implied agency or employer-employee relationship between Company and Operator.

10.	No Third Party Beneficiaries

      This Agreement is for the sole benefit of the parties hereto, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement or any provision hereof.

11.	Captions

      The captions of this Agreement are for convenience and reference only and in no way modify, explain, enlarge or restrict any of the provisions hereof.

12.	Exhibit

      All recitals and all Exhibits referred to in this Agreement are incorporated herein by reference and shall be deemed part of this Agreement for all purposes as if set forth at length herein.

13.	Survival

      The covenants, warranties and representations contained herein shall survive the execution and delivery hereof.

14.	Entire Understanding

      This Agreement between Company and Operator contains the complete and entire agreement among the parties, and supersedes all prior negotiations, agreements, representations and understandings, if any, among the parties respecting such matters.

15.	Counterparts

      This agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement.

16.	Default

      Upon a default by Company or Operator under any material term of this Agreement, the non-defaulting party shall have the right to provide written notice to the defaulting party of such default. In the event the defaulting party fails to cure such default within fifteen (15) days of receipt of such notice (or if such default is not susceptible of being cured within fifteen (15) days, the defaulting party does not commence such cure within fifteen (15) days and thereafter diligently pursue such cure to completion), the non-defaulting party shall have all rights and remedies in law or in equity, including, without limitation, the right to terminate this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Landmark Land Company, Inc., a Delaware Corporation

By: /s/ GERALD G. BARTON
_______________________________________ Name: Gerald G. Barton Title: President

OPERATOR:

DPMG, INC., a Delaware corporation

By: /s/ JOE OLREE
_______________________________________ Name: Joe Olree Title: Vice President